Exhibit 10.2
LETTER AGREEMENT
     THIS LETTER AGREEMENT (this “Agreement”), dated as of March 5, 2008 (the “Effective Date”) is made and entered into by and between GenCorp Inc., an Ohio corporation (the “Company”), and J. Scott Neish (the “Executive”).
Recitals:
     A. The Company and Steel Partners II, L.P. are parties to that certain Second Amended and Restated Shareholder Agreement dated March 5, 2008 (the “Shareholder Agreement”).
     B. Pursuant to the Shareholder Agreement, Terry L. Hall resigned as Chief Executive Officer and President of the Company on the Effective Date.
     C. Executive is currently Vice President of the Company and President of Aerojet-General Corporation (“Aerojet”), a subsidiary of the Company.
     D. On the Effective Date, the Board of Directors of the Company (the “Board”) appointed Executive as interim Chief Executive Officer and interim President of the Company in accordance with Section 2.1(b) of the Shareholder Agreement subject to the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, the Company and Executive agree as follows:
1.	Executive will serve as interim Chief Executive Officer and interim President of the Company at the pleasure of the Board until such time as a New CEO (as defined in the Shareholder Agreement) is appointed by the Board. Additionally, during such time, Executive will continue to serve as Vice President and President, Aerojet-General Corporation.
2.	In consideration of Executive’s serving as interim Chief Executive Officer and interim President, the Company agrees as follows:
(a)	At the earlier of (i) November 30, 2008, and (ii) the appointment of a New CEO, the Company shall pay to Executive a one-time bonus in the amount of three hundred fifty thousand dollars ($350,000);

(b)	If Executive serves in the positions of interim Chief Executive Officer and interim President after November 30, 2008, the Board shall determine a suitable additional bonus;

(c)	If Executive leaves the employ of the Company or its subsidiaries on or prior to March 4, 2010, either voluntarily or involuntarily (except with Cause (as defined in that certain severance agreement by and between the Company and Executive dated on or about August 10, 2006 (the “Severance Agreement”)), the Company shall purchase the condominium owned by Executive on the Effective Date and located at ________________, Sacramento, California at the then prevailing fair market value. The terms and conditions of such purchase shall be substantially similar to the Company’s policy with respect executive relocation. Executive shall not be entitled to other benefits with respect to any relocation.
3.	As a condition to the appointment to the positions of interim Chief Executive Officer and interim President, and the receipt of the benefits set forth in paragraph 2 hereof, Executive hereby acknowledges that (i) the removal of Executive from one or both of the positions of interim Chief Executive Officer and interim President in and of itself shall not give rise to the deemed occurrence of Constructive Termination as defined in the Severance Agreement, and (ii) Executive shall not be deemed a “Corporate Headquarters” employee eligible for the benefits set forth under Section 4.12 of the GenCorp Consolidated Pension Plan (Program B).
4.	The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of California, without giving effect to the principles of conflict of laws of such State.
5.	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

EXECUTIVE
/s/ J. Scott Neish
J. SCOTT NEISH

GENCORP INC.
By:	/s/ Yasmin R. Seyal
Yasmin R. Seyal
Senior Vice President and Chief Financial Officer

2